Exhibit 99.1

lululemon Announces Updates to Leadership Team
President of the Americas and Global Guest Innovation Celeste Burgoyne to Depart lululemon for New Opportunity Outside of the Industry
Executive Vice President of International André Maestrini Named President and Chief Commercial Officer

VANCOUVER, British Columbia – November 21, 2025 – lululemon athletica inc. (NASDAQ:LULU) today announced that Celeste Burgoyne, President of the Americas and Global Guest Innovation, has decided to leave the company for a new opportunity outside of the industry. She will remain with lululemon until the end of December 2025 to ensure a smooth transition.

Ms. Burgoyne joined lululemon in 2006 and became the company’s first President in 2020. Throughout her tenure, she has assumed roles of increasing responsibility and led the North America business through periods of rapid growth and expansion.

“We are grateful for Celeste’s leadership and significant contributions to lululemon’s business and culture over the past 19 years. She has been instrumental in growing our footprint in the Americas, creating high-quality guest experiences, and mentoring our teams across the organization,” said Calvin McDonald, Chief Executive Officer, lululemon. “I deeply appreciate her partnership and friendship, and we wish her all the best in the future.”

“My time at lululemon has been both inspiring and rewarding beyond belief,” said Ms. Burgoyne. “I am so proud of what we have accomplished as an organization since I joined in 2006 and know the team will take the company to even greater heights in the years to come. I look forward to continuing to support the brand as a lifelong fan.”

In conjunction with this announcement, lululemon has made the decision to consolidate regional leadership across the company and appoint André Maestrini as President and Chief Commercial Officer, effective immediately. Mr. Maestrini will continue to report directly to Mr. McDonald.

In this newly created role, Mr. Maestrini will provide integrated oversight of all of lululemon’s regions, stores, and digital channels globally. He will also oversee lululemon’s global commercial strategy with a focus on continued market expansion, revenue generation, and accelerating best practice sharing, across all regions including North America.

Mr. Maestrini joined lululemon in 2021 as Executive Vice President of International. In his current role, he has overseen lululemon’s operations in EMEA, APAC, and China Mainland, and has helped to more than quadruple lululemon’s international revenues.

“André has demonstrated a proven ability to unlock opportunities, advance our global expansion, and deliver growth across multiple markets,” said Mr. McDonald. “Leveraging operational discipline, deep guest insights, and extensive brand-building experience, André is the ideal person to lead our business across all markets, including North America, as we remain focused on delivering value for our guests, employees, and shareholders.”

Before joining lululemon, Mr. Maestrini spent 14 years at adidas in various senior roles across the globe. During this time, he served in a number of General Manager positions where he helped grow the company’s global sports categories and regional markets. Prior to adidas, Mr. Maestrini held marketing roles at The Coca-Cola Company, Danone, and Kraft Jacobs Suchard.
About lululemon
lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements:
This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the SEC, including Forms 8-K, 10-Q and 10-K. We undertake no obligation to update any forward-looking statements.
Contacts
Investor Contacts:
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Howard Tubin
1-604-732-6124

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Joseph Teklits
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Media Contact:
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Madi Wallace
1-604-732-6124
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